Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly-owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2020 and 2019

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2020 and 2019

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
May 18, 2021

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of
	December 31, 2020	December 31, 2019
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,229,704 and $1,443,407)	$1,368,221	$1,528,582
Short-term investments, at fair value	116,573	32,936
Total investment portfolio	1,484,794	1,561,518
Loan receivable from affiliate	30,000	40,000
Cash	1,516	949
Premiums receivable, net of commissions payable	254,972	227,356
Deferred acquisition costs	242,512	234,600
Salvage and subrogation recoverable	136,042	86,246
Other assets (includes $571 and $3,344 measured at fair value)	56,886	77,010
Total assets	$2,206,722	$2,227,679
Liabilities and shareholder’s equity
Unearned premium reserve	$823,596	$789,726
Loss and loss adjustment expense reserve	312,767	271,435
Other liabilities (includes $18,884 and $31,489 measured at fair value)	43,631	68,651
Total liabilities	1,179,994	1,129,812
Commitments and contingencies (see Note 12)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2020 and 2019)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2020 and 2019)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	37,896	159,310
Accumulated other comprehensive income, net of tax of $7,667 and $4,599	130,850	80,575
Total shareholder’s equity	1,026,728	1,097,867
Total liabilities and shareholder’s equity	$2,206,722	$2,227,679
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2020	2019
Revenues
Net earned premiums	$102,722	$101,778
Net investment income	49,168	61,697
Net realized investment gains (losses)	2,829	8,397
Net change in fair value of credit derivatives	5,571	(2,762)
Other income (loss)	7,518	(2,025)
Total revenues	167,808	167,085
Expenses
Loss and loss adjustment expenses	93,569	70,378
Amortization of deferred acquisition costs	30,988	30,086
Employee compensation and benefit expenses	11,118	11,873
Other operating expenses	7,156	7,869
Total expenses	142,831	120,206
Income (loss) before income taxes	24,977	46,879
Provision (benefit) for income taxes	1,046	2,257
Net income (loss)	$23,931	$44,622

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2020	2019
Net income (loss)	$23,931	$44,622
Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $3,068 and $3,668	50,275	77,097
Investments with credit impairment, net of tax provision (benefit) of $- and $183	—	1,936
Other comprehensive income (loss)	50,275	79,033
Comprehensive income (loss)	$74,206	$123,655

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2020 and 2019

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2018	$—	$1,378	$856,604	$389,688	$1,542	$1,249,212
Net income	—	—	—	44,622	—	44,622
Dividends	—	—	—	(275,000)	—	(275,000)
Other comprehensive income	—	—	—	—	79,033	79,033
Balance at December 31, 2019	—	1,378	856,604	159,310	80,575	1,097,867
Net income	—	—	—	23,931	—	23,931
Dividends	—	—	—	(145,345)	—	(145,345)
Other comprehensive income	—	—	—	—	50,275	50,275
Balance at December 31, 2020	$—	$1,378	$856,604	$37,896	$130,850	$1,026,728

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Operating Activities:
Net Income	$23,931	$44,622
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net realized investment losses (gains)	(2,829)	(8,397)
Change in deferred acquisition costs	(7,912)	15,180
Change in premiums receivable, net of premiums payable and commissions	(41,647)	(54,925)
Change in ceded unearned premium reserve	12,886	52
Change in unearned premium reserve	33,870	(46,301)
Change in loss and loss adjustment expense reserve, net	(9,382)	(80,211)
Change in credit derivatives assets and liabilities, net	(9,832)	703
Other	7,352	11,842
Net cash flows provided by (used in) operating activities	$6,437	$(117,435)
Investing activities
Fixed-maturity securities:
Purchases	(114,744)	(138,759)
Sales	88,418	424,490
Maturities	196,789	86,944
Short-term investments with original maturities of over three months:
Purchases	(7,661)	—
Sales	999	—
Net sales (purchases) of short-term investments with original maturities of less than three months	(76,965)	9,735
Proceeds from repayment of loan to affiliate	10,000	10,000
Other	(42)	(221)
Net cash flows provided by (used in) investing activities	96,794	392,189
Financing activities
Dividends paid	(102,638)	(275,000)
Net cash flows provided by (used in) financing activities	(102,638)	(275,000)
Effect of foreign exchange rate changes	(26)	(1)
Increase (decrease) in cash	567	(247)
Cash at beginning of period	949	1,196
Cash at end of period	$1,516	$949

Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$1,196	$2,244

Supplemental disclosure of non-cash investing and financing activities:
Purchases of fixed-maturity securities	$(1,030)	$—
Sales of fixed-maturity securities	1,030	—
Dividends paid in the form of fixed-maturity securities and accrued interest	(47,362)	—
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

1.    Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York insurance intermediary company.

AG Re and AGRO write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of insurance and reinsurance.

AG Re underwrites financial guaranty reinsurance. Financial guaranty insurance protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the insurer is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties.

    AGRO provides specialty insurance and reinsurance on transactions with risk profiles similar to those of its structured finance exposures written in financial guaranty form, and has provided financial guaranty reinsurance. The Company currently provides specialty insurance and reinsurance mainly for life insurance transactions and aircraft residual value insurance (RVI) transactions. The Company's specialty insurance and reinsurance offerings also include life reserve financing, and risk based capital and regulatory capital relief.

The Company’s affiliates, Assured Guaranty Corp. (AGC), Assured Guaranty Municipal Corp. (AGM), Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE, and together with AGC, AGM and AGUK, the affiliated ceding companies), account for all of the new financial guaranty reinsurance business written by the Company in 2020 and 2019.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

Significant Accounting Policies

    The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statement of operations.

    The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 11, Related Party Transactions for additional information.

    Other accounting policies are included in the following notes.

Accounting Policies

Expected loss to be paid (recovered) (insurance and credit derivatives)	Note 3
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 4
Credit derivatives	Note 5
Reinsurance	Note 6
Investments and cash	Note 7
Fair value measurement	Note 8
Income taxes	Note 9
Loan receivable from affiliate	Note 11
Commitments and contingencies	Note 12

Recent Accounting Standards Adopted

Credit Losses on Financial Instruments

    On January 1, 2020, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

This ASU provides a new current expected credit loss model (CECL) to account for credit losses on certain financial assets carried at amortized cost such as reinsurance recoverables and premiums receivable. The new model requires an entity to estimate lifetime credit losses related to these assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The Company determined that this ASU had no effect on these balances on the date of adoption or for the year ended December 31, 2020.

The changes to the impairment model for available-for-sale securities were applied using a modified retrospective approach, and resulted in no effect to shareholder's equity, in total or by component. See Note 7, Investments and Cash.

Recent Accounting Standards Not Yet Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

•improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,
•simplify and improve the accounting for certain market-based options or guarantees associated with deposit (or account balance) contracts,
•simplify the amortization of deferred acquisition costs (DAC), and
•improve the effectiveness of the required disclosures.

    This ASU does not affect the Company’s financial guaranty insurance contracts, but may affect its accounting for certain specialty (non-financial guaranty) contracts. In November 2020, the FASB deferred the effective date of this ASU to January 1, 2023 with early adoption permitted. If early adoption is elected, there is transition relief allowing for the transition date to be either the beginning of the prior period presented or the beginning of the earliest period presented. If early adoption is not elected, the transition date is required to be the beginning of the earliest period presented. The Company is evaluating when it will adopt this ASU and does not expect this ASU to have a material effect on its consolidated financial statements.

Simplification of the Accounting for Income Taxes

    In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020. This ASU will not have an impact on the Company's consolidated financial statements.

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU is effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that certain optional expedients and exceptions in Topic 848 apply to derivatives that are affected by the discounting transition, regardless of whether derivatives reference LIBOR or another rate expected to be discontinued because of reference rate reform. Discounting transition refers to the changing of interest rates used for margining, discounting, or contract price alignment of derivatives to transition to alternative rates. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 or prospectively for contract modifications made on or before December 31, 2022.

The Company has not yet applied the relief afforded by these standard amendments and is evaluating the effect that these ASUs will have on its consolidated financial statements.

2.    Outstanding Exposure

The Company's outstanding exposure consists primarily of reinsurance of financial guaranty contracts written in insurance form. Until 2009, the Company also reinsured some financial guaranty contracts that were in credit derivative form, primarily credit default swaps (CDS). Whether written directly or assumed, the Company considers credit derivative contracts to be financial guaranty contracts. The Company also writes specialty insurance and reinsurance that is consistent with its risk profile and benefits from its underwriting experience.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company also provides specialty insurance and reinsurance on transactions without special purpose entities but with risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of Assured Guaranty's senior management and senior risk and surveillance officers, is responsible for enterprise risk management for the overall company and focuses on measuring and managing credit, market and liquidity risk for the Company. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's subsidiaries, including the Company. All transactions in new asset classes or new jurisdictions must be approved by this committee.

The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company's ceding companies, including the Company's affiliates AGM, AGC, AGUK and AGE also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage the litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies to the extent that the Company chooses to participate in the loss mitigation strategy.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•    BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•    BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•    BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The novel coronavirus that emerged in Wuhan, China in late 2019 and which causes the coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and continues to spread throughout the world. Several vaccines have been developed and approved by governments, and distribution of vaccines is proceeding unevenly across the globe. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for over a year now, its ultimate size, depth, course and duration, and the effectiveness, acceptance and distribution of vaccines for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company's business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company's loss projections, see Note 3, Expected Loss to be Paid (Recovered).

The Company's surveillance department has established supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. In addition, the Company's surveillance department has been in contact with certain of its credits that it believes may be more at risk from COVID-19 and governmental and private responses to COVID-19. The Company's internal ratings and loss projections reflect this augmented surveillance activity. Through May 18, 2021, the Company has paid only relatively small first-time insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19. The Company currently projects nearly full reimbursement of these relatively small claims.

Financial Guaranty Exposure

    The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

    In its financial guaranty reinsurance business, the Company typically reinsures the ceding companies' guarantees of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and collateralized loan obligations (CLOs)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

     The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of LIBOR after June 30, 2023 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of		As of
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands)
Public finance	$90,753,197	$93,698,365	$90,753,197	$93,698,365
Structured finance	3,182,173	3,383,154	3,177,173	2,907,154
Total financial guaranty	$93,935,370	$97,081,519	$93,930,370	$96,605,519

Financial Guaranty
Net Debt Service Outstanding (1)

	As of December 31, 2020			As of December 31, 2019
	AG Re	AGRO	Total	AG Re	AGRO	Total
	(in thousands)
Public finance	$90,571,521	$181,676	$90,753,197	$93,502,304	$196,061	$93,698,365
Structured finance	2,691,101	486,072	3,177,173	2,886,393	20,761	2,907,154
Total financial guaranty	$93,262,622	$667,748	$93,930,370	$96,388,697	$216,822	$96,605,519

 ____________________
(1)    Under U.S. single risk limit calculations, $87,658.1 million and $91,903.2 million as of December 31, 2020 and December 31, 2019, respectively, of AG Re's net debt service outstanding relates to exposures that would comply with the single risk limitations in the U.S.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$76,013	0.2%	$821,932	7.0%	$119,406	3.9%	$2,460	4.7%	$1,019,811	1.6%
AA	3,999,795	8.5	987,434	8.5	1,893,481	62.6	3,560	6.7	6,884,270	11.1
A	26,335,896	56.0	1,430,570	12.2	311,257	10.3	—	—	28,077,723	45.5
BBB	15,202,379	32.4	8,346,173	71.4	233,465	7.7	36,506	69.0	23,818,523	38.6
BIG	1,364,296	2.9	102,529	0.9	467,946	15.5	10,360	19.6	1,945,131	3.2
Total net par outstanding	$46,978,379	100.0%	$11,688,638	100.0%	$3,025,555	100.0%	$52,886	100.0%	$61,745,458	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$89,319	0.2%	$801,920	8.0%	$153,082	5.9%	$3,593	4.8%	$1,047,914	1.7%
AA	4,708,844	9.5	1,023,226	10.2	1,247,353	48.1	4,259	5.7	6,983,682	11.2
A	28,166,746	56.7	1,922,595	19.1	310,030	12.0	346	0.5	30,399,717	48.7
BBB	15,309,634	30.8	6,199,134	61.6	368,426	14.2	54,406	73.2	21,931,600	35.1
BIG	1,416,667	2.8	106,253	1.1	514,810	19.8	11,704	15.8	2,049,434	3.3
Total net par outstanding	$49,691,210	100.0%	$10,053,128	100.0%	$2,593,701	100.0%	$74,308	100.0%	$62,412,347	100.0%

Financial Guaranty Portfolio
Net Par Outstanding
by Sector

	As of
Sector	December 31, 2020	December 31, 2019
	(in thousands)
Public finance:
U.S.:
General obligation	$20,891,972	$22,112,456
Tax backed	9,426,399	10,049,663
Municipal utilities	6,593,446	7,166,384
Transportation	3,624,098	3,849,276
Higher education	1,946,346	2,018,574
Infrastructure finance	1,864,646	1,871,065
Healthcare	1,628,223	1,454,802
Investor-owned utilities	284,439	286,850
Housing revenue	230,927	241,205
Renewable energy	61,498	63,053
Other public finance	426,385	577,882
Total public finance—U.S.	46,978,379	49,691,210
Non-U.S.:
Regulated utilities	5,487,127	4,811,951
Infrastructure finance	3,566,990	2,960,296
Sovereign and sub-sovereign	1,368,266	1,250,413
Pooled infrastructure	724,330	708,083
Renewable energy	541,925	322,385
Total public finance—non-U.S.	11,688,638	10,053,128
Total public finance	$58,667,017	$59,744,338
Structured finance:
U.S.:
Life insurance transactions	$2,124,896	$1,473,683
Consumer receivables	298,580	378,326
Pooled corporate obligations	244,632	272,390
RMBS	244,512	319,553
Commercial receivables	12,733	55,985
Other structured finance	100,202	93,764
Total structured finance—U.S.	3,025,555	2,593,701
Non-U.S.:
RMBS	13,892	14,945
Commercial receivables	12,786	14,739
Pooled corporate obligations	83	5,249
Other structured finance	26,125	39,375
Total structured finance—non-U.S.	52,886	74,308
Total structured finance	3,078,441	2,668,009
Total net par outstanding	$61,745,458	$62,412,347

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Financial Guaranty Portfolio
Expected Amortization of
Net Par Outstanding
As of December 31, 2020

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$15,650,672	$630,467	$16,281,139
5 to 10 years	11,529,350	695,179	12,224,529
10 to 15 years	10,838,264	912,922	11,751,186
15 to 20 years	9,295,753	684,418	9,980,171
20 years and above	11,352,978	155,455	11,508,433
Total net par outstanding	$58,667,017	$3,078,441	$61,745,458

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$532,235	$3,898	$828,163	$1,364,296	$46,978,379
Non-U.S. public finance	93,240	—	9,289	102,529	11,688,638
Public finance	625,475	3,898	837,452	1,466,825	58,667,017
Structured finance:
Life insurance transactions	—	—	294,008	294,008	2,124,896
U.S. RMBS	15,076	5,487	72,281	92,844	244,512
Other structured finance	10,027	62,957	18,470	91,454	709,033
Structured finance	25,103	68,444	384,759	478,306	3,078,441
Total	$650,578	$72,342	$1,222,211	$1,945,131	$61,745,458

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$451,036	$92,833	$872,798	$1,416,667	$49,691,210
Non-U.S. public finance	97,370	—	8,883	106,253	10,053,128
Public finance	548,406	92,833	881,681	1,522,920	59,744,338
Structured finance:
Life insurance transactions	—	—	294,058	294,058	1,473,683
U.S. RMBS	14,211	7,668	87,711	109,590	319,553
Other structured finance	25,967	75,698	21,201	122,866	874,773
Structured finance	40,178	83,366	402,970	526,514	2,668,009
Total	$588,584	$176,199	$1,284,651	$2,049,434	$62,412,347

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2020

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$640,165	$10,413	$650,578	87	6	93
Category 2	71,729	613	72,342	8	1	9
Category 3	1,215,282	6,929	1,222,211	74	7	81
Total BIG	$1,927,176	$17,955	$1,945,131	169	14	183

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2019

	Net Par Outstanding			Number of Risks (1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in thousands)
BIG:
Category 1	$578,419	$10,165	$588,584	74	6	80
Category 2	175,547	652	176,199	12	1	13
Category 3	1,276,038	8,613	1,284,651	79	7	86
Total BIG	$2,030,004	$19,430	$2,049,434	165	14	179
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

    The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Financial Guaranty Portfolio
Geographic Distribution of
Net Par Outstanding
As of December 31, 2020

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. Public finance:
California	1,125	$8,971,281	14.5%
Texas	946	4,483,986	7.3
Pennsylvania	483	4,029,578	6.5
New York	461	4,022,575	6.5
Illinois	434	3,643,892	5.9
New Jersey	243	2,559,615	4.1
Florida	214	2,031,943	3.3
Louisiana	144	1,468,736	2.4
Michigan	229	1,430,038	2.3
Colorado	129	1,060,297	1.7
Other	1,777	13,276,438	21.6
Total U.S. public finance	6,185	46,978,379	76.1
U.S. Structured finance (multiple states)	291	3,025,555	4.9
Total U.S.	6,476	50,003,934	81.0
Non-U.S.:
United Kingdom	459	8,729,314	14.1
France	6	1,234,816	2.0
Spain	5	328,542	0.5
Austrailia	8	323,706	0.5
Mexico	3	247,854	0.4
Other	40	877,292	1.5
Total non-U.S.	521	11,741,524	19.0
Total	6,997	$61,745,458	100.0%

Exposure to Puerto Rico

    The Company had reinsured general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $829.9 million net par as of December 31, 2020, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its outstanding Puerto Rico exposures except the Municipal Finance Agency (MFA).

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight and management board (FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the FOMB and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the FOMB and others have taken legal action naming the Company's affiliated ceding companies as a party. See “Puerto Rico Litigation” below.

Despite these concerns, the Company's affiliated ceding companies have engaged in negotiations with the FOMB and other stakeholders in an attempt to reach a consensual resolution, with particular progress being made in the early part of 2021. On February 22, 2021, AGM and AGC agreed to support the revised Puerto Rico General Obligation (GO) and Public Buildings Authority (PBA) plan support agreement (PSA) (GO/PBA PSA) subject to reaching a satisfactory resolution with respect to the Puerto Rico Highways and Transportation Authority (PRHTA) and the Puerto Rico Convention Center District Authority (PRCCDA) bonds they insure. On May 5, 2021, AGM and AGC entered into a PSA (HTA/CCDA PSA) with certain other stakeholders, the Commonwealth, and the FOMB with respect to the PRHTA and the PRCCDA bonds they insure. With the signing of the HTA/CCDA PSA and the expiration of the related withdrawal rights of AGM and AGC under the GO/PBA PSA, AGM and AGC became bound to the GO/PBA PSA. Previously, on May 3, 2019, AGM and AGC entered into a restructuring support agreement (PREPA RSA; together with the GO/PBA PSA and the HTA/CCDA PSA, the Support Agreements) with the Puerto Rico Electric Power Authority (PREPA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth and FOMB, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds.

With the signing of the HTA/CCDA PSA by AGM and AGC and with the GO/PBA PSA now binding on AGM and AGC, most of the Company’s insured net par outstanding of Puerto Rico exposures is covered by a Support Agreement. Each Support Agreement includes a number of conditions and the related debtor’s plan of adjustment must be approved by the Title III court, so there can be no assurance that the consensual resolutions embodied in the Support Agreements will be achieved in their current form, or at all. Even if the consensual resolutions embodied in the Support Agreements are approved and documented as contemplated, they may be subject to further legal challenge or the parties to the legal documents may not live up to their obligations. Both economic and political developments, including those related to the COVID-19 pandemic, may impact implementation of the consensual resolutions contemplated by the Support Agreements and the amount the Company realizes under the Support Agreements and related debtors’ plans of adjustment, as well as the performance or resolution of the Puerto Rico exposures not subject to a Support Agreement. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations and shareholders' equity.
Support Agreements

    GO/PBA PSA. As of December 31, 2020, the Company had $354.0 million of insured net par outstanding that is now covered by the GO/PBA PSA: $353.4 million insured net par outstanding of GOs and $0.6 million insured net par outstanding of PBA bonds. The GO bonds are supported by the good faith, credit and taxing power of the Commonwealth, while the PBA bonds are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. The Commonwealth and the PBA defaulted on their debt service payments due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The FOMB has filed a petition under Title III of PROMESA with respect to both the Commonwealth and the PBA.

    On February 22, 2021, the FOMB entered into the GO/PBA PSA with certain GO and PBA bondholders and insurers (including AGM and AGC) representing approximately $11.7 billion, or approximately 62% of the aggregate amount of general obligation and PBA bond claims. In general, the GO/PBA PSA provides for lower Commonwealth debt service payments per annum relative to the Plan Support Agreement signed in February 2020 (February 2020 PSA), extends the tenor of new recovery bonds, increases the amount of cash distributed to creditors, and provides additional consideration in the form of a contingent value instrument (CVI). This CVI is intended to provide creditors with additional returns tied to outperformance of the Puerto Rico 5.5% Sales and Use Tax receipts against May 2020 certified fiscal plan projections, subject to annual and lifetime caps. The GO/PBA PSA provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011 (Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the GO PSA, Series 2011A GO bonds would be treated as Vintage bonds).

    On May 11, 2021, the FOMB filed with the Title III court a Third Amended Title III Joint Plan of Adjustment of the Commonwealth ("Amended POA") that seeks to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations consistent with the terms of the settlements embodied in the GO/PBA PSA and the HTA/CCDA PSA.

HTA/CCDA PSA. As of December 31, 2020, the Company had $211.0 million of insured net par outstanding that is now covered by the HTA/CCDA PSA: $180.4 million insured net par outstanding of PRHTA (transportation revenue) bonds and $30.6 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The

PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The FOMB has filed a petition under Title III of PROMESA with respect to PRHTA.

    The HTA/CCDA PSA provides for payments to AGM and AGC consisting of (i) cash, (ii) new bonds expected to be backed by toll revenue (Toll Bonds); and (iii) a CVI. Under the HTA/CCDA PSA, bondholders and bond insurers of PRHTA will receive, in the aggregate, $389 million of cash; $1,245 million in Toll Bonds; and the CVI.

    On June 26, 2020, the FOMB certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan will need to be further revised to be consistent with the HTA/CCDA PSA.

Puerto Rico Electric Power Authority (PREPA) RSA. As of December 31, 2020, the Company had $215.5 million insured net par outstanding of PREPA obligations subject to the PREPA RSA. The PREPA obligations are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the FOMB commenced proceedings for PREPA under Title III of PROMESA.

The PREPA RSA contemplates the exchange of PREPA’s existing revenue bonds for new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

On June 29, 2020, the FOMB certified a revised fiscal plan for PREPA. The revised certified PREPA fiscal plan projects no capacity to pay debt service over the five-year forecast period without incurring rate increases.

Other Puerto Rico Exposures

    MFA. As of December 31, 2020, the Company had $48.8 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

PRIFA. As of December 31, 2020, the Company had $0.7 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum. The Company has been making claim payments on the PRIFA bonds since January 2016.
Puerto Rico Aqueduct and Sewer Authority (PRASA). In the fourth quarter of 2020, $371.5 million of PRASA obligations insured by AGC were refunded, reducing AGC's exposure to such bonds to $1.1 million of insured net par as of December 31, 2020. The Company reinsured $88.7 million of $371.5 million of PRASA obligations that were refunded and none of the $1.1 million of remaining AGC exposure, so has no PRASA exposure as of December 31, 2020.

Puerto Rico Litigation

    The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the FOMB and others with respect to obligations they insure are illegal or unconstitutional or both, and its affiliated ceding companies have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters. In addition, the Commonwealth, the FOMB and others have taken legal action naming the Company's affiliated ceding companies as a party.

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and AGM and AGC are parties to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

The Company and its affiliated ceding companies AGM and AGC expect that the issues that remain relevant raised in several of the stayed proceedings commenced by AGM, AGC or the FOMB, either prior to or following the filing of petitions under Title III of PROMESA, to be addressed either in other subsequently filed adversary proceedings described below or in the proceedings to confirm the plans of adjustment for the Commonwealth, PRHTA or other instrumentalities of the Commonwealth. Issues that the Company and its affiliated ceding companies believe remain relevant from these earlier proceedings include (i) whether the clawback of certain excise taxes and revenues pledged to secure payment of bonds issued by PRHTA, PRCCDA and PRIFA should be invalidated, (ii) whether administrative rent claims of the PBA against the Commonwealth should be disallowed, (iii) whether certain later vintage Commonwealth general obligation bonds should be invalidated as having been issued in violation of the Puerto Rico constitutional debt limit, (iv) whether Commonwealth general obligation bonds are secured by consensual or statutory liens, and (v) the validity, enforceability and extent of security interests in PRHTA revenues securing PRHTA bonds. One of the stayed proceedings concerns a PREPA RSA entered in 2015 and is no longer relevant in light of the PREPA RSA entered in by the FOMB, AGM, AGC, and other parties in 2019. For so long as AGM and AGC are a party to the Support Agreements, their participation as adverse parties to the FOMB in any PROMESA litigation is to be stayed, with AGM and AGC supporting the positions of the FOMB in seeking confirmation of the Commonwealth, PRCCDA and PRHTA plans of adjustment and the approval of the PREPA RSA so long as those plans of adjustment and the PREPA RSA conform to the respective requirements of the Support Agreements.

The Company's affiliated ceding companies AGM and AGC are involved in three proceedings which have been adjourned indefinitely to permit the FOMB to assess the financial impact of the pandemic on PREPA and its request for approval of the PREPA RSA settlement. The court has required, and the FOMB has provided, periodic reports. Issues the Company and its affiliated ceding companies believe remain relevant from these proceedings include (i) the approval of the PREPA RSA, (ii) whether certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims can obtain declarations that the advances made by such parties are "current expenses" as defined in the trust agreement pursuant to which the PREPA bonds were issued (Current Expenses) and there is no valid lien securing the PREPA bonds unless and until such parties are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to such parties’ claims and declaring the PREPA RSA null and void, and (iii) whether the retirement system for PREPA employees (SREAEE) can obtain declarations that amounts owed to SREAEE are Current Expenses, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. The Company and its affiliated ceding companies believe these proceedings will resume at some point in the future and the relevant issues resolved in proceedings before the Title III court.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the FOMB lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the FOMB's motion to stay this adversary proceeding pending a decision by the United States Court of Appeals for the First Circuit (First Circuit) in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be addressed in the Commonwealth plan confirmation process. Judge Swain postponed certain deadlines and hearings, including those related to the plan of adjustment, indefinitely as a result of the COVID-19 pandemic. Pursuant to the court's order, the FOMB filed an updated status report on September 9, 2020, as well as a subsequent update on October 25, 2020, regarding the effects of the pandemic on the Commonwealth. Subsequently, the court ordered the FOMB to file a further updated report by December 8, 2020 and, no later than February 10, 2021, an amended Commonwealth disclosure statement and plan of adjustment or, at a minimum, a term sheet outlining such amendments necessitated by the COVID-19 pandemic. On February 10, 2021, the FOMB filed a motion to extend the deadline to March 8, 2021 given a recent preliminary agreement with creditors. On March 8, 2021, the FOMB filed a disclosure statement and a second amended Commonwealth plan of adjustment intended to implement a Plan Support Agreement dated as of February 22, 2021, to which AGM and AGC had given their support is conditioned on the Plan Support Agreement becoming part of a consensually negotiated and comprehensive solution that would include PRHTA and PRCCDA. On May 5, 2021, the FOMB announced the execution of the Plan Support Agreement that includes PRHTA and PRCCDA.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit AGM and AGC, and the other moving parties to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to liens or other property interests in PRHTA Revenues that have not been deposited in the related bond resolution funds. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest.

    On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

    On January 16, 2020, the FOMB, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues. This matter is stayed pending further order of the court.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that AGM and AGC and the other moving parties can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for such parties’ lien on the PRIFA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to PRIFA Revenues that have not been deposited in the related sinking fund.  On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest.

    On January 16, 2020, the FOMB brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of		As of
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
(in thousands)
Exposure to Puerto Rico	$829,933	$975,430	$1,288,324	$1,574,502
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

Puerto Rico
Net Par Outstanding

	As of
	December 31, 2020	December 31, 2019
	(in thousands)
Puerto Rico Exposures Subject to a Support Agreement
Commonwealth of Puerto Rico - GO (1)	$353,411	$374,548
PBA (1)	556	556
Subtotal - GO/PBA PSA	353,967	375,104
PRHTA (Transportation revenue) (1)	180,356	186,876
PRHTA (Highway revenue) (1)	30,647	35,409
Subtotal - HTA/CCDA PSA	211,003	222,285
PREPA (1)	215,455	226,101
Subtotal Subject to a Support Agreement	780,425	823,490

Other Puerto Rico Exposures
MFA	48,843	62,539
PRIFA	665	665
PRASA	—	88,736
Subtotal Other Puerto Rico Exposures	49,508	151,940

Total net exposure to Puerto Rico	$829,933	$975,430
____________________
(1)    As of the date of this filing, the FOMB has certified a filing under Title III of PROMESA for these exposures.

    The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations that the Company reinsures. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2020

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in thousands)
2021 (January 1 – March 31)	$—	$20,661
2021 (April 1 – June 30)	—	485
2021 (July 1 – September 30)	25,410	46,070
2021 (October 1 – December 31)	—	485
Subtotal 2021	25,410	67,701
2022	33,173	74,094
2023	38,429	77,731
2024	55,823	93,363
2025	45,612	80,318
2026-2030	202,236	341,571
2031-2035	251,306	345,824
2036-2040	158,011	186,743
2041	19,933	20,979
Total	$829,933	$1,288,324

Exposure to the U.S. Virgin Islands

    As of December 31, 2020, the Company had $149.3 million of assumed net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $65.5 million BIG. The $83.8 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $65.5 million BIG USVI net par consisted of bonds of the Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI.

    In 2017, Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. More recently, the COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date.

Specialty Insurance and Reinsurance Exposure

    The Company also provides specialty insurance and reinsurance on transactions with risk profiles similar to those of its structured finance exposures written in financial guaranty form. As of December 31, 2020, $12.8 million of aircraft RVI exposure was rated BIG. As of December 31, 2019 all specialty insurance and reinsurance exposures shown in the table below were rated investment grade internally.

Specialty Insurance and Reinsurance
Exposure

	Gross Exposure		Net Exposure
	As of		As of
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in thousands)
Life insurance transactions (1)	$1,121,037	$1,045,851	$720,036	$897,585
Aircraft RVI policies	362,600	398,285	207,548	243,233
Total	1,483,637	1,444,136	927,584	1,140,818
____________________
(1)    The life insurance transactions net exposure is projected to increase to approximately $957.1 million by March 31, 2027.

3.    Expected Loss to be Paid (Recovered)

    Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

    Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

The expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for claim and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers.

    For specialty insurance and reinsurance, the expected loss to be paid (recovered) is equal to the reserve (salvage) reported on the consolidated balance sheet (see below).

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

    The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The two models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 4, Contracts Accounted for as Insurance and (2) derivatives as described in Note 5, Contracts Accounted for as Credit Derivatives and Note 8, Fair Value Measurement. The Company has paid and expects to pay future losses and/or recover past losses on policies which fall under each of the two accounting models.

Loss Estimation Process

    The Company’s loss reserve committees estimate expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

    The exposures reinsured or insured by the Company may cover an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsured or insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability and the market for assets (for RVI transactions) over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update assumptions (which may include shifting probability weightings of its scenarios) based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts and other variables.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced, changes in housing prices, results from loss mitigation activities, and other variables. Changes in the Company's loss estimates for life insurance exposures will be influenced by factors impacting mortality rates and performance of assets supporting the Company's obligations. Changes in the Company's loss estimates for RVI exposures will be influenced by factors, including the impact of COVID-19 on air travel, impacting the value and demand of the covered assets.

    Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

    In some instances, the terms of the ceding companies' policy give them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models (insurance and derivative). The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 1.72% with a weighted average of 0.54% as of December 31, 2020 and 0.00% to 2.45% with a weighted average of 1.99% as of December 31, 2019. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 2.0% and 1.0% of the total as of December 31, 2020 and December 31, 2019, respectively.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2020	2019
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$210,900	$293,337
Economic loss development (benefit) due to:
Accretion of discount	2,273	5,829
Changes in discount rates	4,047	5,676
Changes in timing and assumptions	83,547	57,407
Total economic loss development (benefit)	89,867	68,912
Net (paid) recovered losses	(102,597)	(151,349)
Net expected loss to be paid (recovered), end of period	$198,170	$210,900

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2020
	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	(Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2020
	(in thousands)
Public finance:
U.S. public finance	$140,789	$62,306	$(89,399)	$113,696
Non-U.S public finance	2,038	1,865	(87)	3,816
Public finance	142,827	64,171	(89,486)	117,512
Structured finance:
U.S. RMBS	11,089	(3,414)	1,942	9,617
Life insurance transactions	35,130	22,721	(4,410)	53,441
Other structured finance	21,854	6,389	(10,643)	17,600
Structured finance	68,073	25,696	(13,111)	80,658
Total	$210,900	$89,867	$(102,597)	$198,170

	Year Ended December 31, 2019
	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development (Benefit)	(Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2019
	(in thousands)
Public finance:
U.S. public finance	$171,641	$61,230	$(92,082)	$140,789
Non-U.S public finance	2,643	(549)	(56)	2,038
Public finance	174,284	60,681	(92,138)	142,827
Structured finance:
U.S. RMBS	14,500	(8,685)	5,274	11,089
Life insurance transactions	83,202	12,449	(60,521)	35,130
Other structured finance	21,351	4,467	(3,964)	21,854
Structured finance	119,053	8,231	(59,211)	68,073
Total	$293,337	$68,912	$(151,349)	$210,900

    The tables above include (1) LAE paid of $8.4 million and $10.1 million for the years ended December 31, 2020 and 2019, respectively, and (2) expected LAE to be paid of $7.1 million as of December 31, 2020 and $10.0 million as of December 31, 2019.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Insurance (see Notes 4 and 6)	$197,458	$209,555	$88,703	$63,972
Credit derivatives (see Note 5)	712	1,345	1,164	4,940
Total	$198,170	$210,900	$89,867	$68,912

Selected U.S. Public Finance Transactions

    The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $829.9 million net par as of December 31, 2020, all of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 2, Outstanding Exposure.

    On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the Bankruptcy Code became effective. As of December 31, 2020, the Company's net assumed par subject to the plan consisted of $47.1 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth, which will likely be impacted by COVID-19.

    The Company projects its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2020, including those mentioned above, to be $113.7 million, compared with a net expected loss of $140.8 million as of December 31, 2019. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. As of December 31, 2020, that credit was $229.8 million, compared with $169.9 million at December 31, 2019. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios.

    The economic loss development for U.S. public finance transactions was $62.3 million in 2020, which was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions it uses in its scenarios based on the public information as well as nonpublic information related to affiliated ceding companies' loss mitigation activities that was available as of the filing of the 2020 AGL Form 10-K.

U.S. RMBS Loss Projections

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will improve. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2020	2019
	(in thousands)
First lien U.S. RMBS	$(571)	$2,012
Second lien U.S. RMBS	(2,843)	(10,697)

As of December 31, 2020 and December 31, 2019, the Company had a net R&W receivable of $0.5 million and $0.8 million from such R&W counterparties. Ceding companies had been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates R&W recoveries and payables to include in its cash flow projections based on agreements the affiliated ceding companies have with R&W providers.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent 12 months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of December 31,
	2020	2019
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt-A and Prime	35	30
Option ARM	35	35
Subprime	30	35
60 – 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	40	45
90+ Days Delinquent
Alt-A and Prime	55	55
Option ARM	60	55
Subprime	45	50
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	60	65
Option ARM	65	65
Subprime	55	60
Real Estate Owned
All	100	100

    Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID-19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during the second half of 2020. The Company's expected loss estimate assumes that a portion of delinquencies are due to COVID-19 related forbearances, and applies a liquidation rate of 20% to such loans. This is the same liquidation rate assumption used when estimating expected losses for current loans modified or delinquent within the last 12 months, as the Company believes this is the category that most resembles the population of new forbearance delinquencies.

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 2.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.
    Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.0% - 9.6%	5.3%	0.3% - 8.4%	3.9%
Final CDR	0.0% - 0.5%	0.3%	0.0% - 0.4%	0.2%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	70%		70%
Option ARM
Plateau CDR	2.8% - 11.9%	5.1%	3.1% - 8.4%	5.5%
Final CDR	0.1% - 0.6%	0.3%	0.2% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	60%		70%
Subprime
Plateau CDR	2.7% - 11.3%	5.7%	1.6% - 18.1%	5.5%
Final CDR	0.1% - 0.6%	0.3%	0.1% - 0.9%	0.3%
Initial loss severity:
2005 and prior	60%		75%
2006	70%		75%
2007+	70%		75%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2019.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2020 and December 31, 2019.

Total expected loss to be paid on all first lien U.S. RMBS was $7.6 million and $10.5 million as of December 31, 2020 and December 31, 2019, respectively. The $0.6 million economic benefit in 2020 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions, partially offset by changes in discount rates and COVID-19 related forbearances. Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR, which decreased in 2020, and so increased excess spread. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2020 as it used as of December 31, 2019, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR. The economic development attributable to changes in discount rates was a loss of $0.7 million in 2020.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $1.5 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $1.0 million for all first lien U.S. RMBS transactions.
U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180-days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. As in the case of first lien transactions, second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. The Company applies a 20% liquidation rate to such forborn loans, same as in first lien RMBS transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2019.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period.

In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2020 and December 31, 2019 that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period.  In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projects future recoveries on these charged-off loans at the rate shown in the table below. Such recoveries are assumed to be received evenly over the next five years. Increasing the recovery rate to 30% would result in an economic benefit of $4.7 million, while decreasing the recovery rate to 10% would result in an economic loss of $4.7 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2019. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

    The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid for all second lien U.S. RMBS was $2.0 million as of December 31, 2020 and $0.6 million as of December 31, 2019. The $2.8 million economic benefit in 2020 for second lien U.S. RMBS was primarily attributable to higher projected recoveries for previously charged-off loans partially offset by COVID-19 related forbearances.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.0% - 36.2%	12.8%	5.9% - 24.6%	9.0%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 – 59 Days Delinquent	30		30
60 – 89 Days Delinquent	40		45
90+ Days Delinquent	60		65
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity (1)	98%		98%
Projected future recoveries on previously charged-off loans	20%		20%
__________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $0.6 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $0.7 million for HELOC transactions.

Life Insurance Transactions

    The Company had $2,124.9 million of net par exposure to financial guaranty life insurance transactions as of December 31, 2020, of which $294.0 million in net par is rated BIG. The life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. The Company projects that its total net expected loss across its troubled life insurance exposures as of December 31, 2020, will be $53.4 million, compared with a net expected loss of $35.1 million as of December 31, 2019. The economic loss development was $22.7 million during 2020, which was primarily attributable to the Company's lowered expectation of loss mitigation activity.

Structured Finance Other Than U.S. RMBS and Life Insurance

The Company provides financial guaranty reinsurance on $297.8 million net par of student loan securitizations issued by private issuers. Of this amount, $68.4 million is rated BIG due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. In addition, $12.8 million of aircraft RVI exposure was rated BIG. The net expected loss to be paid on structured finance transactions other than U.S. RMBS and life insurance transactions was $17.6 million. The economic loss development during 2020 was approximately $6.4 million, which was primarily attributable to LAE for certain transactions and deterioration of certain aircraft RVI exposures.

Recovery Litigation

    In the ordinary course of their respective businesses, the affiliated ceding companies are involved in litigation with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

    The affiliated ceding companies have asserted claims in a number of legal proceedings in connection with their exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the affiliated ceding companies.

4.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts and derivatives. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 5, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Financial Guaranty Insurance

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions or expected premium collections for obligations backed by homogeneous pools of assets, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Effective January 1, 2020, the Company periodically assesses the need for an allowance for credit loss on premiums receivables.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Specialty Insurance and Reinsurance

For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For life insurance transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that life insurance unearned premium reserve when premiums are due. For specialty insurance and reinsurance, premiums receivable consist of the amount of contractual premiums due.

Financial Guaranty and Specialty Insurance and Reinsurance Premium Information

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2020	2019
	(in thousands)
Financial guaranty:
Scheduled net earned premiums	$67,969	$70,055
Accelerations from refundings and terminations	26,822	21,786
Accretion of discount on net premiums receivable	5,577	4,345
Financial guaranty insurance net earned premiums	100,368	96,186
Specialty net earned premiums	2,354	5,592
Net earned premiums	$102,722	$101,778

Components of
Unearned Premium Reserve

	As of December 31, 2020			As of December 31, 2019
	Gross	Ceded	Net	Gross	Ceded	Net
	(in thousands)
Financial guaranty:
Deferred premium revenue	$802,194	$24	$802,170	$768,450	$13,546	$754,904
Contra-paid (1)	(1,114)	—	(1,114)	(1,418)	—	(1,418)
Unearned premium reserve	801,080	24	801,056	767,032	13,546	753,486
Unearned premium reserve - Specialty insurance and reinsurance	22,516	10,503	12,013	22,694	9,867	12,827
Unearned premium reserve	$823,596	$10,527	$813,069	$789,726	$23,413	$766,313
 ____________________
(1)    See "Financial Guaranty Insurance Losses – Insurance Contracts' Loss Information" below for an explanation of "contra-paid."

Net Unearned Premium Reserve by Company

	As of December 31, 2020			As of December 31, 2019
	AGRO	AG Re	Total	AGRO	AG Re	Total
	(in thousands)
Financial guaranty (1)	$12,449	$788,607	$801,056	$328	$753,158	$753,486
Specialty insurance and reinsurance	12,013	—	12,013	12,827	—	12,827
Unearned premium reserve	$24,462	$788,607	$813,069	$13,155	$753,158	$766,313
 ____________________
(1)    Under U.S. single risk limit calculations, $691.1 million and $686.8 million as of December 31, 2020 and December 31, 2019, respectively, of AG Re unearned premium reserve relates to exposures that would comply with the single risk limitations in the U.S.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2020	2019
	(in thousands)
Beginning of year	$227,356	$173,829
Less: Specialty insurance premium receivable	2,073	610
Financial guaranty insurance premiums receivable	225,283	173,219
Gross written premiums, net of commissions	82,052	26,491
Gross premiums (received) paid, net of commissions (1)	(76,042)	25,879
Adjustments:
Changes in the expected term	18,835	(7,336)
Accretion of discount, net of commissions on assumed business	2,647	145
Foreign exchange remeasurement	5,955	2,522
Cancellation of assumed reinsurance	(4,903)	4,363
Other adjustments	594	—
Financial guaranty insurance premium receivable	254,421	225,283
Specialty insurance premium receivable	551	2,073
December 31,	$254,972	$227,356
 ____________________
(1)    The year 2019 includes $91.8 million return of premium due to a commutation of a portion of a previously assumed book of AGM business.

Approximately 59% and 52% of gross premiums receivable, net of commissions on assumed business as of December 31, 2020 and December 31, 2019, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2020
(in thousands)
2021 (January 1 – March 31)	$13,633
2021 (April 1 – June 30)	6,581
2021 (July 1 – September 30)	6,103
2021 (October 1 – December 31)	6,142
Subtotal 2021	32,459
2022	28,023
2023	22,997
2024	19,089
2025	13,914
2026-2030	61,748
2031-2035	45,521
2036-2040	28,439
After 2040	50,714
Total	$302,904

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, restructurings, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2020
(in thousands)
2021 (January 1 – March 31)	$18,122
2021 (April 1 – June 30)	17,967
2021 (July 1 – September 30)	17,760
2021 (October 1 – December 31)	17,189
Subtotal 2021	71,038
2022	64,650
2023	59,484
2024	53,450
2025	45,968
2026-2030	195,182
2031-2035	134,044
2036-2040	76,861
After 2040	101,493
Net deferred premium revenue	802,170
Future accretion	68,232
Total future net earned premiums	$870,402

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of
	December 31, 2020	December 31, 2019
	(dollars in thousands)
Premiums receivable, net of commission payable	$254,421	$225,283
Gross deferred premium revenue	369,733	322,782
Weighted‑average risk-free rate used to discount premiums	1.8%	2.0%
Weighted‑average period of premiums receivable (in years)	11.2	12.2

Policy Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in DAC, with a corresponding offset to net premiums receivable or reinsurance balances payable.

    DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

    Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2020	2019
	(in thousands)
Beginning of year	$234,600	$249,780
Deferrals	37,928	15,245
Amortization	(30,016)	(30,425)
December 31,	$242,512	$234,600

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value.

    Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract by contract basis. Unearned premium reserve is deferred premium revenue, less claim payments (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•no effect on the consolidated balance sheet or statement of operations, if “total loss” is not in excess of deferred premium revenue, or

•the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The ceded component of salvage and subrogation recoverable is recorded in the line item other liabilities.

Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

Loss reserves are discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.72% with a weighted average of 0.54% as of December 31, 2020 and 0.00% to 2.45% with a weighted average of 2.00% as of December 31, 2019.

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage)

	As of
	December 31, 2020	December 31, 2019
	(in thousands)
Public finance:
U.S. public finance	$99,722	$122,825
Non-U.S public finance	1,517	1,083
Public finance	101,239	123,908
Structured finance:
U.S. RMBS	9,466	9,972
Life insurance transactions	50,882	32,148
Other structured finance	15,073	19,096
Structured finance	75,421	61,216
Subtotal	176,660	185,124
Other payable	55	7
Total	$176,715	$185,131

Components of Net Reserves (Salvage)

	As of
	December 31, 2020	December 31, 2019
	(in thousands)
Loss and LAE reserve	$312,767	$271,435
Reinsurance recoverable on unpaid losses (1)	(66)	(66)
Other payable (2)	55	7
Loss and LAE reserve, net and other payable	312,756	271,376
Salvage and subrogation recoverable	(136,042)	(86,246)
Salvage and subrogation reinsurance payable (2)	1	1
Salvage and subrogation recoverable, net	(136,041)	(86,245)
Net reserves (salvage)	$176,715	$185,131
____________________
(1)    Recorded as a component of other assets in the consolidated balance sheets.
(2)    Recorded as a component of other liabilities in the consolidated balance sheets.

    The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered) and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2020
(in thousands)
Net expected loss to be paid (recovered)- financial guaranty insurance (1)	$203,068
Contra-paid, net	1,114
Salvage and subrogation recoverable	128,229
Loss and LAE reserve and other payables	(310,554)
Net expected loss to be expensed (present value)	$21,857
____________________
(1)    See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 3, Expected Loss to be Paid (Recovered).

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2020
(in thousands)
2021 (January 1 – March 31)	$518
2021 (April 1 – June 30)	521
2021 (July 1 – September 30)	522
2021 (October 1 – December 31)	519
Subtotal 2021	2,080
2022	1,931
2023	1,765
2024	1,706
2025	1,569
2026-2030	6,481
2031-2035	4,226
2036-2040	1,321
After 2040	778
Net expected loss to be expensed	21,857
Future accretion	43,912
Total expected future loss and LAE	$65,769

Specialty Insurance Loss Activity and Components

    The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2020	2019
	(in thousands)
Balance as of January 1	$66	$71
Less: Reinsurance recoverable	66	71
Net loss and LAE reserve balance as of January 1	—	—
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	—	—
Net loss reserves (salvage) balance as of January 1	—	—
Incurred losses and LAE related to:
Current year	2,548	—
Prior years	(225)	—
Total incurred losses and LAE	2,323	—
Loss and LAE (paid) recovered related to:
Current year	(7,933)	—
Prior years	—	—
Total loss and LAE (paid) recovered	(7,933)	—
Net loss reserves (salvage) balance as of December 31	(5,610)	—
Plus: Salvage and subrogation recoverable, net of reinsurance	7,812	—
Plus: Reinsurance recoverable	66	66
Balance as of December 31	$2,268	$66

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2020	2019
	(in thousands)
Public finance:
U.S. public finance	$66,448	$61,767
Non-U.S public finance	465	(983)
Public finance	66,913	60,784
Structured finance:
U.S. RMBS	(1,397)	(4,670)
Life insurance transactions	23,144	15,401
Other structured finance	4,909	(1,137)
Structured finance	26,656	9,594
Loss and LAE	$93,569	$70,378

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2020

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	87	8	74	169
Remaining weighted-average period (in years)	8.6	10.2	9.7	9.4
Outstanding exposure:
Par	$640,165	$71,729	$1,215,282	$1,927,176
Interest	276,338	5,978	503,811	786,127
Total	$916,503	$77,707	$1,719,093	$2,713,303
Expected cash outflows (inflows)	$15,088	$16,253	$892,327	$923,668
Potential recoveries (2)	(65,325)	(2,611)	(608,752)	(676,688)
Subtotal	(50,237)	13,642	283,575	246,980
Discount	1,210	(2,121)	(43,001)	(43,912)
Present value of expected cash flows	$(49,027)	$11,521	$240,574	$203,068
Deferred premium revenue	$13,690	$371	$16,200	$30,261
Reserves (salvage)	$(53,385)	$11,150	$224,560	$182,325

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	74	12	79	165
Remaining weighted‑average period (in years)	9.3	16.0	10.3	10.5
Outstanding exposure:
Par	$578,419	$175,547	$1,276,038	$2,030,004
Interest	282,220	118,967	556,797	957,984
Total	$860,639	$294,514	$1,832,835	$2,987,988
Expected cash outflows (inflows)	$11,944	$31,173	$770,546	$813,663
Potential recoveries (2)	(37,719)	(4,372)	(527,647)	(569,738)
Subtotal	(25,775)	26,801	242,899	243,925
Discount	2,850	(7,592)	(29,628)	(34,370)
Present value of expected cash flows	$(22,925)	$19,209	$213,271	$209,555
Deferred premium revenue	$9,860	$4,306	$18,046	$32,212
Reserves (salvage)	$(26,941)	$14,904	$197,168	$185,131
_____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)    Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

A downgrade of one of the ceding companies may result in increased claims under financial guaranties reinsured by the Company, if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

For example, the affiliated ceding companies have issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. The affiliated ceding companies insure periodic payments owed by the municipal obligors to the bank counterparties. In such cases, the affiliated ceding companies would be required to pay the termination payment owed by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy, if (i) the affiliated ceding companies have been downgraded below the rating trigger set forth in a swap under which they have insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing the affiliated ceding companies or otherwise curing the downgrade of the affiliated ceding companies; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below the rating trigger set forth in such swap (which rating trigger varies on a transaction by transaction basis), and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it. Conversely, no termination payment would be owed in such cases if the transaction documents include as a condition that an underlying event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below a specified rating trigger, and such condition has not been met. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of the affiliated ceding companies were downgraded below "A-" by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or below "A3" by Moody’s Investors Service, Inc. (Moody’s), and the conditions giving rise to the obligation of the affiliated ceding companies to make a payment under the swap policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $5.1 million in respect of such termination payments.

    As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2020, the Company had assumed exposure of approximately $459.9 million net par of VRDOs, of which approximately $78 thousand of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

5.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the ceding company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the ceding company may not unilaterally terminate a CDS contract; however, the ceding company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

    The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 14.5 years and 13.9 years as of December 31, 2020 and December 31, 2019, respectively.
Credit Derivatives

	As of December 31, 2020		As of December 31, 2019
	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in thousands)
U.S public finance	$185,519	$(1,331)	$169,616	$(1,147)
Non-U.S public finance	878,855	(11,814)	984,193	(17,595)
U.S structured finance	113,573	(5,168)	150,087	(9,403)
Non-U.S structured finance	—	—	—	—
Total	$1,177,947	$(18,313)	$1,303,896	$(28,145)

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2020		As of December 31, 2019
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in thousands)
AAA	$759,950	64.5%	$768,878	59.0%
AA	86,861	7.4	83,542	6.4
A	135,603	11.5	126,645	9.7
BBB	177,578	15.1	305,401	23.4
BIG	17,955	1.5	19,430	1.5
Credit derivative net par outstanding	$1,177,947	100.0%	$1,303,896	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gains (Losses)

	Year Ended December 31,
	2020	2019
	(in thousands)
Realized gains on credit derivatives	$882	$1,196
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(3,413)	(4,161)
Realized gains (losses) and other settlements	(2,531)	(2,965)
Net unrealized gains (losses)	8,102	203
Net change in fair value of credit derivatives	$5,571	$(2,762)

    During 2020, unrealized fair value gains were generated primarily as a result of the increased cost to buy protection on AGC, as the market cost of AGC's credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased, the implied spreads that the Company would expect to receive on these transactions decreased. As of December 31, 2020, approximately 55% of the fair value of CDS contracts was related to transactions that had reached their floors, which consisted of one transaction with $724.3 million in net par outstanding. Realized losses and other settlements for 2020 were primarily due to payments related to various U.S. structured finance transactions.

    During 2019, unrealized fair value gains were primarily due to the benefit of price improvements on certain underlying collateral, which was mostly offset by unrealized fair value losses resulting from wider implied net spreads driven by the decreased market cost to buy protection in AGC’s name during the period. Realized losses and other settlements for 2019 were primarily due to payments related to various U.S. structured finance transactions.

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the ceding company’s own credit cost based on the price to purchase credit protection on AGC. The ceding company determines its own credit risk primarily based on quoted CDS prices traded on AGC at each balance sheet date. Substantially all of the Company's CDS, on a fair value basis, are assumed from AGC.

CDS Spread on AGC (in basis points)

	As of
	December 31, 2020	December 31, 2019	December 31, 2018
Five-year CDS spread	132	41	110
One-year CDS spread	36	9	22

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC
Credit Spread

	As of
	December 31, 2020	December 31, 2019
	(in thousands)
Fair value of credit derivatives before effect of affiliated ceding company credit spread	$(52,659)	$(40,973)
Plus: Effect of affiliated ceding company's' credit spread	34,346	12,828
Net fair value of credit derivatives	$(18,313)	$(28,145)

    The fair value of CDS contracts as of December 31, 2020, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wide credit spreads generally due to relatively wider credit spreads under current market conditions compared to those at the time of underwriting for certain underlying credits with longer tenor.

6.     Reinsurance

    The Company assumes exposure (Assumed Business) and may cede portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions.

    Most of the Company’s Assumed Business and Ceded Business relates to financial guaranty business, except for a modest amount that relates to AGRO's specialty business. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any assumed credit derivative contracts, the accounting model in Note 5, Contracts Accounted for as Credit Derivatives, is followed.

Financial Guaranty Business

    The Company assumes financial guaranty business from affiliated companies and third party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company:

•if the Company fails to meet certain financial and regulatory criteria;

•if the Company fails to maintain a specified minimum financial strength rating; or

•upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

As of December 31, 2020, if each non-affiliated and affiliated company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amount that AG Re could be required to pay to all non-affiliated and affiliated companies would be approximately $40.2 million and $464.0 million, respectively.

    The Company cedes a de minimis amount of financial guaranty business to a non-affiliated company. In the event that the reinsurer is unable to meet its obligations, the Company would remain liable for such defaulted amounts.

Specialty Business

The Company, through AGRO, assumes specialty business from third party insurers (Assumed Specialty Business). It also cedes and retrocedes some of its specialty business to third party reinsurers. A downgrade of AGRO’s financial strength rating by S&P below “A” would require AGRO to post, as of December 31, 2020, no collateral in respect of certain of its Assumed Specialty Business due to a salvage reserve that AGRO maintains in respect of such business. A further downgrade of AGRO’s S&P rating below A- would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below A-, would also require AGRO to post, as of December 31, 2020, an estimated $12.8 million of collateral in respect of a different portion of AGRO’s Assumed Specialty Business. AGRO’s ceded/retroceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded/retroceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

    The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses (both financial guaranty and specialty). See Note 11, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2020	2019
	(in thousands)
Premiums Written:
Assumed	$141,656	$43,049
Ceded (1)	10,171	(1,999)
Net	$151,827	$41,050
Premiums Earned:
Direct	$715	$529
Assumed	104,534	103,109
Ceded	(2,527)	(1,860)
Net	$102,722	$101,778
Loss and LAE:
Assumed	$93,569	$70,374
Ceded	—	4
Net	$93,569	$70,378

____________________
(1)    Positive ceded premiums written were due to termination of a reinsurance transaction.

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2020	2019
	(in thousands)
Ceded premium payable, net of commissions	$43	$14,074
Ceded expected loss to be recovered (paid)	65	65
Ceded unearned premium reserve	10,527	23,413
Financial guaranty ceded par outstanding (2)	5,000	476,000
Specialty ceded exposure (see Note 2)	556,053	303,318
____________________
(1)    There was no collateral posted by third party reinsurers as of December 31, 2020 and December 31, 2019. See Note 11, Related Party Transactions for information on affiliated reinsurers.
(2)    All ceded par is rated investment grade as of December 31, 2020 and December 31, 2019.

7.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale and are measured at fair value. Unrealized gains and losses that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholder's equity. Available-for-sale fixed-maturity securities are recorded on a trade-date basis.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

Cash consists of cash on hand and demand deposits. The Company has no restricted cash as of December 31, 2020 and 2019.

Net investment income includes the income earned on fixed-maturity securities, short-term investments and loan receivable from affiliate. Net investment income includes amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Realized gains and losses of investments are determined using the specific identification method, and include gains and losses generated from sales of investments, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) for periods after January 1, 2020, or other than temporary impairments for periods prior to January 1, 2020.

For all securities that are originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in other assets.

Adoption of Credit Loss Standard on January 1, 2020

On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. On the date of adoption, there was no change to the carrying value of the available-for-sale investment portfolio, and no allowance for credit loss.

Subsequent to the Adoption of the Credit Losses Standard on January 1, 2020

An allowance for credit loss is not established upon initial recognition of an available-for-sale debt security (except for PCD securities, as defined and discussed below). Subsequently, to the extent that the fair value of a security is less than its amortized cost basis (and the Company does not intend to sell the security, and it is not more-likely-than-not that the Company will be required to, sell the security) the Company will use certain factors (including those listed below) to determine whether the decline in fair value is due to any credit-related factors:

•the extent to which fair value is less than amortized cost;

•credit ratings;

•any adverse conditions specifically related to the security, industry, and/or geographic area;

•changes in the financial condition of the issuer, or underlying loan obligors;

•general economic and political factors;

•remaining payment terms of the security;

•prepayment speeds;

•expected defaults; and

•the value of any embedded credit enhancements.

If, based on an assessment of these and other relevant factors, the Company determines that a credit loss may exist, it then performs a discounted cash flow analysis to determine its best estimate of such allowance for credit loss. The allowance for credit loss is limited to the excess of amortized cost over fair value and may be reduced in subsequent reporting periods if the expected cash flows of the security improve. Any factors contributing to the decline in fair value that are not credit-related are captured in AOCI in shareholder’s equity.

When amounts are deemed uncollectible, the Company writes down the amortized cost (write-off) and reduces the allowance for credit loss. Amounts that have been written off may not be reversed through the allowance for credit loss, and any subsequent recovery of such amounts is only recognized in realized gains and losses when received.

PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by an acquirer’s assessment. An initial allowance for credit loss is recognized on the date of acquisition of PCD securities. The amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company will perform another discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable (or adverse) changes in expected cash flows are recognized as a decrease (or increase) to the allowance for credit losses. Those changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment of the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest at the earliest to occur of (i) the date it is deemed uncollectible or (ii) when it is six months past due. All write-offs of accrued interest are recorded as a reduction to net investment income in the statement of operations.

For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, the Company writes off any existing allowance for credit loss, and writes down the amortized cost basis of the instrument to fair value with an offset to realized gain (loss) in the statement of operations.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each quarter.

Prior to the Adoption of the Credit Losses Standard on January 1, 2020

Changes in fair value for other-than-temporarily-impaired securities were bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities were recorded in realized gains and losses.

The Company had a formal review process to determine other-than-temporary impairment (OTTI) for securities in its investment portfolio where there was no intent to sell and it was not more-likely-than-not that it would have been required to sell the security before recovery. Factors considered when assessing impairment included:

•a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•a decline in the market value of a security for a continuous period of 12 months;

•recent credit downgrades of the applicable security or the issuer by rating agencies;

•the financial condition of the applicable issuer;

•whether loss of investment principal is anticipated;

•the impact of foreign exchange rates; and

•whether scheduled interest payments are past due.

The Company assessed the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security was in an unrealized loss position and its net present value was less than the amortized cost of the investment, an OTTI was recorded. The net present value was calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows were driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company developed these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage backed and asset backed securities, cash flow estimates also included prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. In addition to the factors noted above, the Company also sought advice from its outside investment managers.

The assumptions used in these projections required the use of significant management judgment. If management's assessment changed in the future, the Company may have ultimately recorded a loss after having originally concluded that the decline in value was temporary.

For securities in an unrealized loss position where the Company had the intent to sell or it is more-likely-than-not that it would be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) was recorded in the consolidated statements of operations. Credit losses reduced the amortized cost of impaired securities. The amortized cost basis was adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Investment Portfolio

As of December 31, 2020, the majority of the investment portfolio is managed by two outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The managed portfolio must maintain a minimum average rating of A+/A1/A+ by S&P, Moody’s or Fitch Ratings, respectively.

Accrued investment income on the investment portfolio and the loan receivable from affiliate was $9.7 million and $11.6 million as of December 31, 2020 and December 31, 2019, respectively. In 2020 and 2019, the Company did not write off any accrued investment income.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2020 (1)

Security Type	Percent of Total (2)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Credit Rating (3)
	(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	20%	$267,507	$39,146	$—	$306,653	AA-
U.S. government and agencies	2	30,377	5,983	(2)	36,358	AA+
Corporate securities	39	520,981	58,266	(78)	579,169	A
Mortgage-backed securities (4):
RMBS	16	218,217	21,839	(3)	240,053	AA+
Commercial mortgage-backed securities (CMBS)	11	145,721	12,971	(31)	158,661	AAA
Asset-backed securities (5)	3	46,769	476	(70)	47,175	AAA
Non-U.S. government securities	—	132	20	—	152	AA
Total fixed-maturity securities (6)	91	1,229,704	138,701	(184)	1,368,221	AA-
Short-term investments	9	116,573	—	—	116,573	AAA
Total	100%	$1,346,277	$138,701	$(184)	$1,484,794	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (2)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-Tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
		(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	19%	$269,754	$24,846	$(23)	$294,577	$—	AA
U.S. government and agencies	3	45,529	5,686	—	51,215	218	AA+
Corporate securities	42	622,617	32,203	(188)	654,632	—	A
Mortgage-backed securities (4):
RMBS	20	298,152	15,106	(38)	313,220	2,115	AA+
CMBS	11	161,812	7,436	(44)	169,204	—	AAA
Asset-backed securities (5)	3	45,409	224	(54)	45,579	—	AAA
Non-U.S. government securities	—	134	21	—	155	—	AA
Total fixed-maturity securities (6)	98	1,443,407	85,522	(347)	1,528,582	2,333	AA-
Short-term investments	2	32,936	—	—	32,936	—	AAA
Total	100%	$1,476,343	$85,522	$(347)	$1,561,518	$2,333	AA-
____________________
(1)    There was no allowance for credit losses as of December 31, 2020.
(2)    Based on amortized cost.
(3)    Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(4)    U.S. government-agency obligations were approximately 64% of mortgage-backed securities as of December 31, 2020 and 68% as of December 31, 2019, based on fair value.
(5)    Include CLOs with amortized cost of $41.2 million and $38.2 million as of December 31, 2020 and December 31, 2019, respectively, and the fair value of $41.3 million and $38.2 million as of December 31, 2020 and December 31, 2019, respectively.
(6)    0.2% of fixed-maturity securities are rated BIG as of both December 31, 2020 and December 31, 2019, based on fair value.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
U.S. government and agencies	$1,097	$(2)	$—	$—	$1,097	$(2)
Corporate securities	14,918	(78)	—	—	14,918	(78)
Mortgage-backed securities
RMBS	380	(3)	—	—	380	(3)
CMBS	—	—	635	(31)	635	(31)
Asset-backed securities	16,465	(34)	11,568	(36)	28,033	(70)
Total	$32,860	$(117)	$12,203	$(67)	$45,063	$(184)
Number of securities (1)		17		9		25

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$3,802	$(23)	$—	$—	$3,802	$(23)
Corporate securities	19,106	(144)	3,790	(44)	22,896	(188)
Mortgage-backed securities
RMBS	471	—	2,854	(38)	3,325	(38)
CMBS	—	—	750	(44)	750	(44)
Asset-backed securities	2,846	—	13,779	(54)	16,625	(54)
Total	$26,225	$(167)	$21,173	$(180)	$47,398	$(347)
Number of securities		16		18		34
Number of securities with OTTI		—		—		—

____________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2020 and December 31, 2019 were not related to credit quality. In addition, the Company currently does not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value. Of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, no securities had unrealized losses in excess of 10% of their carrying value as of December 31, 2020. There were no securities in an unrealized loss position for 12 months or more as of December 31, 2019 with unrealized losses greater than 10% of book value.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2020 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2020

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$20,540	$20,832
Due after one year through five years	301,015	330,357
Due after five years through 10 years	299,718	338,191
Due after 10 years	244,493	280,127
Mortgage-backed securities:
RMBS	218,217	240,053
CMBS	145,721	158,661
Total	$1,229,704	$1,368,221

Based on fair value, investments that are either held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements totaled $849.2 million and $914.2 million as of December 31, 2020 and December 31, 2019, respectively.

    There were no investments that were non-income producing for the year ended December 31, 2020. No material investments of the Company were non-income producing for the year ended December 31, 2019.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2020 and December 31, 2019 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2020 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
California	$2,343	$18,540	$39,117	$60,000	$53,106	AA-
Texas	4,845	22,475	28,027	55,347	50,064	AA
New York	—	13,707	23,333	37,040	31,576	AA
Connecticut	16,618	—	—	16,618	14,096	A
North Carolina	—	—	16,224	16,224	13,136	AA
Pennsylvania	10,896	—	2,979	13,875	12,431	A+
Missouri	—	—	10,901	10,901	8,104	AA+
Illinois	—	—	10,683	10,683	8,515	A
Washington	—	—	9,424	9,424	8,643	AA-
Maryland	—	—	7,414	7,414	6,698	AA-
All others	3,862	6,724	47,478	58,064	51,296	AA-
Total	$38,564	$61,446	$195,580	$295,590	$257,665	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2019 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
California	$2,354	$15,462	$37,648	$55,464	$51,410	AA-
Texas	3,484	23,296	19,790	46,570	43,406	AA
New York	—	12,885	23,458	36,343	32,831	AA+
Connecticut	15,387	—	—	15,387	14,262	A
North Carolina	—	—	15,173	15,173	13,159	AA
Pennsylvania	10,350	—	2,956	13,306	12,614	A+
Illinois	3,188	—	9,884	13,072	11,545	A-
Missouri	—	—	10,088	10,088	8,092	AA+
Washington	—	—	9,361	9,361	8,786	AA-
Virginia	—	—	6,780	6,780	6,298	AA+
All others	2,862	6,342	46,537	55,741	51,066	AA-
Total	$37,625	$57,985	$181,675	$277,285	$253,469	AA-
____________________
(1)    Excludes $11.1 million and $17.3 million as of December 31, 2020 and 2019, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2020		As of December 31, 2019
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in thousands)
Transportation	$52,301	$46,605	$49,955	$46,047
Tax backed	34,305	28,352	31,174	27,123
Water and sewer	34,142	29,107	33,140	29,515
Higher education	33,084	28,505	32,630	29,624
Healthcare	21,636	19,010	20,772	19,239
Municipal utilities	11,921	11,040	10,842	10,221
All others	8,191	7,976	3,162	3,113
Total	$195,580	$170,595	$181,675	$164,882

Net Investment Income

Net investment income is a function of the yield that the Company earns on fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Year Ended December 31,
	2020	2019
	(in thousands)
Interest income from fixed-maturities and short-term investments	$48,985	$60,636
Interest income from loan receivable from affiliate (see Note 11)	1,609	2,771
Gross investment income	50,594	63,407
Investment expenses	(1,426)	(1,710)
Net investment income	$49,168	$61,697

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2020	2019
	(in thousands)
Gross realized gains on available-for-sale securities	$4,474	$9,411
Gross realized losses on available-for-sale securities	(1,641)	(772)
Credit impairments	(4)	(242)
Net realized investment gains (losses)	$2,829	$8,397

There was no credit losses as of December 31, 2020. The Company recorded a de minimis amount of additions for credit losses during 2020 for securities that were subsequently sold or had credit losses reduced during the year. The Company did not purchase any PCD securities during the year ended December 31, 2020. There was a de minimis amount of credit losses as of December 31, 2019 for fixed-maturity securities for which the Company has recognized an OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

8.    Fair Value Measurement

    The Company carries all of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company's creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2020, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability's categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 2 into Level 3 during 2019. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

As of December 31, 2020, the Company used models to price 33 securities with a fair value of $45.4 million. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of assumed CDS contracts, and also include assumed interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes recorded in the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2020, 99.8% was assumed from affiliated ceding companies. The affiliated ceding companies did not enter into CDS contracts with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives they sell, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of the credit derivative contracts and how an affiliated ceding company's own credit spread affects the pricing of the transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, an affiliated ceding company's credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2020 were such that market prices of the Company’s CDS contracts were not available.

    Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies. The majority of the assumed CDS is from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.

•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

    The rates used to discount future expected premium cash flows ranged from 0.19% to 1.28% at December 31, 2020 and 1.69% to 2.08% at December 31, 2019.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its transactions. For assumed exposures from AGC, AGC's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC. Due to the relatively low volume and characteristics of CDS contracts remaining in AG Re's portfolio assumed from AGM, changes in AGM's credit spreads do not significantly affect the fair value of these CDS contracts. AGC obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the affiliated ceding companies retain and, hence, the transactions' fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the affiliated ceding company retains on a transaction generally decreases.

In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given market conditions and AGC' credit spreads, approximately 55%, based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2020. As of December 31, 2019 the corresponding number was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when such credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The affiliated ceding companies corroborate the assumptions in their fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC's credit spreads widen, the hedging cost of a bank or originator increase. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of their CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of their CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.

•    The model maximizes the use of market-driven inputs whenever they are available.

•    The model is a consistent approach to valuing positions.

The primary weaknesses of the CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the exit market is a hypothetical one based on the entry market.

•    There is a very limited market in which to validate the reasonableness of the fair values developed by the model.

•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•    Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$306,653	$—	$306,653	$—
U.S. government and agencies	36,358	—	36,358	—
Corporate securities	579,169	—	579,169	—
Mortgage-backed securities:
RMBS	240,053	—	235,934	4,119
CMBS	158,661	—	158,661	—
Asset-backed securities	47,175	—	5,888	41,287
Non-U.S. government securities	152	—	152	—
Total fixed-maturity securities	1,368,221	—	1,322,815	45,406
Short-term investments	116,573	109,908	6,665	—
Other assets (1)	571	—	—	571
Total assets carried at fair value	$1,485,365	$109,908	$1,329,480	$45,977
Liabilities:
Other liabilities (2)	$18,884	$—	$—	$18,884
Total liabilities carried at fair value	$18,884	$—	$—	$18,884

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$294,577	$—	$294,577	$—
U.S. government and agencies	51,215	—	51,215	—
Corporate securities	654,632	—	654,632	—
Mortgage-backed securities:
RMBS	313,220	—	308,508	4,712
CMBS	169,204	—	169,204	—
Asset-backed securities	45,579	—	7,349	38,230
Non-U.S. government securities	155	—	155	—
Total fixed-maturity securities	1,528,582	—	1,485,640	42,942
Short-term investments	32,936	31,387	1,549	—
Other assets (1)	3,344	—	—	3,344
Total assets carried at fair value	$1,564,862	$31,387	$1,487,189	$46,286
Liabilities:
Other liabilities (2)	$31,489	$—	$—	$31,489
Total liabilities carried at fair value	$31,489	$—	$—	$31,489
____________________
(1)    Represents credit derivative assets.
(2)    Represents credit derivative liabilities.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2020 and 2019.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2020

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (2)
	(in thousands)
Fair value as of December 31, 2019	$4,712		$38,230		$(28,145)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	308	(1)	(49)	(1)	5,571	(3)
Other comprehensive income (loss)	(155)		122		—
Purchases	—		11,806		—
Sales	—		(5,813)		—
Settlements	(746)		(3,009)		4,261
Fair value as of December 31, 2020	$4,119		$41,287		$(18,313)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2020					$10,173	(3)
Change in unrealized gains/(losses) included in other comprehensive income (OCI) related to financial instruments held as of December 31, 2020	$(75)		$121

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2019

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (2)
	(in thousands)
Fair value as of December 31, 2018	$3,935		$33,314		$(27,442)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	385	(1)	3	(1)	(2,762)	(3)
Other comprehensive income (loss)	1,011		319		—
Purchases	—		10,340		—
Sales	—		(975)		—
Settlements	(619)		(6,369)		2,059
Transfers into Level 3	—		1,598		—
Fair Value as of December 31, 2019	$4,712		$38,230		$(28,145)	(3)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2019					$696
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2019	$1,030		$283
 ____________________
(1)    Included in net realized investment gains (losses) and net investment income.
(2)    Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown gross in the consolidated balance sheet based on net exposure by counterparty.
(3)    Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2020

Financial Instrument Description (1)	Fair Value at December 31, 2020 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities):
Fixed-maturity securities:
RMBS	$4,119	CPR	2.6%	-	3.5%	2.6%
		CDR	1.9%	-	4.0%	1.9%
		Loss severity	90.0%	-	100.0%	99.9%
		Yield	4.3%	-	4.4%	4.4%

Asset-backed securities (CLOs)	41,287	Discount margin	0.1%	-	1.5%	1.0%

Credit derivative liabilities, net	(18,313)	Year 1 loss estimates	0.0%	-	85.0%	1.2%
		Hedge cost (in basis points (bps))	19.4	-	99.2	31.7
		Bank profit (in bps)	47.2	-	329.1	57.1
		Internal floor (in bps)	15.0
		Internal credit rating	AAA	-	CCC	AA
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities):
Fixed-maturity securities:
RMBS	$4,712	CPR	3.5%	-	6.7%	6.6%
		CDR	2.1%	-	3.5%	2.1%
		Loss severity	85.0%	-	95.0%	94.8%
		Yield	5.2%	-	5.4%	5.2%

Asset-backed securities (CLOs)	38,230	Yield	2.6%	-	3.1%	2.9%

Credit derivative liabilities, net	(28,145)	Year 1 loss estimates	0.0%	-	46.0%	0.7%
		Hedge cost (in bps)	5.0	-	31.0	11.0
		Bank profit (in bps)	51.0	-	212.0	55.0
		Internal floor (in bps)	30.0
		Internal credit rating	AAA	-	CCC	AA
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Affiliate

    The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

    The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2020		As of December 31, 2019
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$30,000	$31,791	$40,000	$41,276
Other assets (1)	9,690	9,690	11,564	11,564
Financial guaranty insurance contracts (2)	(729,500)	(1,130,109)	(728,240)	(1,091,631)
____________________
(1)    The Company’s other assets consist of accrued interest, for which the carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of
	December 31, 2020	December 31, 2019
	(in thousands)
Deferred tax assets (liabilities)	$(8,763)	$(5,470)
Current tax assets (liabilities)	253	(475)
____________________
(1)     Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2020	2019
	(in thousands)
Deferred tax assets:
Unearned premium reserves, net	$736	$831
Other	116	246
Total deferred income tax assets	852	1,077
Deferred tax liabilities:
Unrealized appreciation on investments	7,667	4,599
Deferred acquisition costs	1,075	1,232
Market discount	685	568
Other	188	148
Total deferred income tax liabilities	9,615	6,547
Net deferred income tax asset (liability)	$(8,763)	$(5,470)

Provision for Income Taxes

The following table presents current and deferred components of the total provision for income taxes.
Provision for Income Taxes

	Year Ended December 31,
	2020	2019
	(in thousands)
Current	$821	$2,237
Deferred	225	20
Total provision (benefit) for income taxes	$1,046	$2,257

    The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2020 and 2019.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Expected tax provision (benefit)	$1,774	$2,940
Tax-exempt interest	(569)	(438)
Effect of provision to tax return filing adjustments	(146)	(175)
Other	(13)	(70)
Total provision (benefit) for income taxes	$1,046	$2,257
Effective tax rate	4.2%	4.8%

The expected tax provision (benefit) is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pretax income and revenue by jurisdiction.
Pretax Income (Loss) by Tax Jurisdiction (1)

	Year Ended December 31,
	2020	2019
	(in thousands)
U.S.	$8,449	$13,998
Bermuda	16,528	32,881
Total	$24,977	$46,879

Revenue by Tax Jurisdiction (1)

	Year Ended December 31,
	2020	2019
	(in thousands)
U.S.	$16,680	$20,641
Bermuda	151,128	146,444
Total	$167,808	$167,085
_____________________
(1)    In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

    AGOUS has open tax years of 2017 forward but is not currently under audit with the U.S. Internal Revenue Service.

10.     Insurance Company Regulatory Requirements

    The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in thousands)
AG Re	$1,026,461	$1,097,640	$23,931	$44,622
AGRO	428,947	410,012	7,421	12,217

Basis of Regulatory Financial Reporting

    The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re's and AGRO's statutory statements, that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

    For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $256.6 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2021 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128.7 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $256.6 million as of December 31, 2020. Such dividend capacity is further limited by (i) the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $227.3 million as of December 31, 2020, and (ii) the amount of statutory surplus, which as of December 31, 2020 was $168.6 million.

    For AGRO, annual dividends cannot exceed $107.2 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2021 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.5 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $107.2 million as of December 31, 2020. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $408.3 million as of December 31, 2020, and (ii) the amount of statutory surplus, which as of December 31, 2020 was $292.0 million.

Dividends Paid

	Year Ended December 31,
	2020	2019
	(in thousands)
Dividends paid by AG Re to AGL (1)	$150,000	$275,000
_____________________
(1)    The 2020 amount included fixed maturity securities with a fair value of $47.0 million.

Under the Insurance Act 1978, AG Re and AGRO must each ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A and Class 3B insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

Each of AG Re and AGRO is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

11.    Related Party Transactions

Expense Sharing Agreements

The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for all U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. The Company is a party to service agreements with AG Services pursuant to which AG Services makes available to the Company certain services, including actuarial, surveillance, marketing, claims handling, legal, information technologies, human resources, accounting, tax, financial reporting and investment planning services. Expenses under the Bermuda Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Bermuda Service Agreement and other agreements between such parties. Employees of AG Services that are performing administrative services for the Company are not empowered to make underwriting or other decisions on behalf of the Company or to bind the Company in any way.

AG Re allocates a portion of the rent to its parent company, AGL.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2020	2019
	(in thousands)
Affiliated companies:
AG Services	$9,870	$10,548
AGL	1,020	1,556
Total	$10,890	$12,104

The following table summarizes the amounts due to affiliated companies under the expense sharing agreements.

Net Amounts Due To (From) Affiliated Companies

	As of December 31,
	2020	2019
	(in thousands)
Affiliated companies
AG Services	$6,647	$6,783
AGL	649	1,331
AGC	(127)	301
Other	373	27
Total	$7,542	$8,442

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.0 million from AGRO, a wholly-owned subsidiary of the Company, in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp an affiliate which was merged with AGM on April 1, 2021. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. During 2020 and 2019, AGUS repaid $10.0 million and $10.0 million, respectively, in outstanding principal on that loan as well as accrued and unpaid interest. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2020, $30.0 million remained outstanding. The Company recognized $1.6 million and $2.8 million of interest income during the years ended December 31, 2020 and 2019.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2020		2019
	AGC	AGM, AGUK and AGE	AGC	AGM and AGUK
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$89,863	$137,353	$89,212	$105,151
DAC	50,089	182,406	53,352	170,052
Salvage and subrogation recoverable	49,266	78,643	38,475	47,718
Assumed funds held from affiliates (1)	13,924	21,126	14,529	23,113
Liabilities:
Unearned premium reserve	173,062	590,715	184,404	538,258
Loss and LAE reserve	165,105	92,055	124,303	102,052
Reinsurance balances payable, net (2)	114	448	1,235	250
Net credit derivative liabilities (2)	17,599	582	27,820	187
Profit commissions payable (2)	—	2,889	—	1,652
Other information:
Exposure
Assumed par outstanding	8,778,160	49,726,372	9,994,315	48,987,490
_____________________
(1)    Included in other assets on the consolidated balance sheets.
(2)     Included in other liabilities on the consolidated balance sheets.

    The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2020		2019
	AGC	AGM and AGUK	AGC	AGM and AGUK
	(in thousands)
Revenues:
Net earned premiums	$30,829	$66,084	$30,878	$61,468
Net change in fair value of credit derivatives	5,868	(304)	(2,346)	1,192
Other income (loss) (1)	1,011	7,338	(83)	(3,547)
Expenses:
Loss and LAE	61,377	16,762	23,031	46,734
Amortization of DAC	9,015	20,553	8,875	19,403
Profit commissions (2)	—	2,889	—	1,652
_____________________
(1)    In 2020 and 2019, AGM, the Company's affiliate, reassumed previously ceded business to the Company resulting in a $1.6 million commutation gain and $9.4 million commutation loss, respectively.
(2)    Included in other operating expenses in the consolidated statements of operations.

Guaranty

    AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the “Guaranteed Obligations”). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL. The investment management expenses from transactions with these related parties for the years ended December 31, 2020 and 2019 were approximately $0.7 million and $0.7 million, respectively.

12.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

    In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the affiliated ceding companies are involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend their rights with respect to the obligations they insure of Puerto Rico and various of their related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies, and hence the Company on the relevant assumed exposures, receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company's affiliated ceding companies also receive subpoenas duces tecum and interrogatories from regulators from time to time.

The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

    On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS, and the Company assumes 15% of AGC's exposure. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the Supreme Court), asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between

LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP has calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $21 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. The trial was originally scheduled for March 9, 2020, but was postponed due to COVID-19. On November 3, 2020, LBIE moved to reopen its Chapter 15 case in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court) and remove this action to the United States District Court for the Southern District of New York for assignment to the Bankruptcy Court. On March 22, 2021, the Bankruptcy Court denied the motion and remanded the action to the Supreme Court. On March 29, 2021, the action was reassigned to Justice Melissa A. Crane. A pretrial hearing on certain evidentiary motions has been set for May 28, 2021, and trial is expected to be scheduled for the fall of 2021.

13.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2019	$78,418	$2,157	$80,575
Effect of adoption of accounting guidance on credit losses	2,157	(2,157)	—
Other comprehensive income (loss) before reclassifications	52,912	—	52,912
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	2,829	—	2,829
Tax (provision) benefit	(192)	—	(192)
Total amount reclassified from AOCI, net of tax	2,637	—	2,637
Net current period other comprehensive income (loss)	50,275	—	50,275
Balance, December 31, 2020	$130,850	$—	$130,850

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2018	$1,321	$221	$1,542
Other comprehensive income (loss) before reclassifications	85,800	1,678	87,478
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	8,655	(258)	8,397
Tax (provision) benefit	48	—	48
Total amount reclassified from AOCI, net of tax	8,703	(258)	8,445
Net current period other comprehensive income (loss)	77,097	1,936	79,033
Balance, December 31, 2019	$78,418	$2,157	$80,575

14.    Subsequent Events

    During the second quarter of 2021, the Company entered into a renewed lease agreement for its existing Bermuda office space. This lease, with an additional $2 million of future rental payments, commenced in the second quarter of 2021 and expires in April 2026.

Subsequent events have been considered and disclosed if material through May 18, 2021, the date on which these financial statements were issued.